PRESS RELEASE

FOR IMMEDIATE RELEASE                               CONTACT: Elliott H. Vernon
                                              President, Chairman of the Board
                                                   and Chief Executive Officer
                                                                 (732)224-9292

                 HEALTHCARE IMAGING SERVICES, INC. ANNOUNCES
                  EXPANSION OF ITS STRATEGIC DIRECTION INTO
                        PHYSICIAN PRACTICE MANAGEMENT

      Middletown, New Jersey - March 2, 1998 - HealthCare Imaging Services, Inc. (NASDAQ: HISS) announced today that in an effort to expand its strategic direction into the area of physician practice management, it had entered into letters of intent with respect to the acquisition of all of the outstanding capital stock of Jersey Integrated HealthPractice, Inc., ("Jersey Integrated"), a management services organization formed and owned by Pavonia Medical Associates, P.A. ("Pavonia") and Liberty Health Care Systems, Inc. ("Liberty") of Jersey City, New Jersey. Pavonia Medical Associates, P.A., one of the largest independent, multi-specialty practices in New Jersey, is comprised of over 60 physicians serving over 75,000 patients in 6 locations in New Jersey.

      In consideration for the acquisition, the letters of intent provide, among other things, that the Company will pay and/or issue to Pavonia and Liberty, in the aggregate, (i) $7.0 million in cash,
(ii) 5.5 million shares of the Company's common stock (500,000 shares of which may be subject to certain post-closing adjustments), and (iii) $5.0 million of convertible redeemable preferred stock of the Company. The preferred stock is redeemable by the Company at any time and is convertible, after the second anniversary of issuance, at the election of the Company or the holder at the then fair market value of the common stock. The consummation of the transactions contemplated by the letters of intent is subject to several material conditions including among others, the receipt of necessary financing, the approval of the Company's stockholders, the negotiation of definitive

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documentation, the absence of adverse changes and the satisfactory completion of due diligence. Although there can be no assurance that the transaction will be completed, the Company expects, subject to the satisfaction of all conditions, to consummate it within the next several months.

      Commenting on the letters of intent, Elliott H. Vernon, Esq., Chairman of the Board, President and Chief Executive Officer, stated: "We are extremely excited by the opportunity to enter into the growing field of physician practice management and believe that Pavonia Medical Associates, P.A. will provide the Company with an excellent platform for further expansion in this area."
Manmohan A. Patel, MD, the President and Chief Executive Officer of Pavonia and Chairman of Jersey Integrated added: "Through this combination with HealthCare Imaging Services, Inc., Pavonia should be able to leverage HealthCare Imaging's existing management infrastructure and have access to the additional capital required to further grow its practice."

      This communication may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on the beliefs of the Company and its management. When used in this document, the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its growth strategy in the intended manner, risks associated with currently unforeseen competitive pressures and risks affecting the Company's industry, such as increased regulatory compliance, changes in payor reimbursement levels and technological changes. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.

      HealthCare Imaging Services, Inc. is a healthcare management and services company, specializing in magnetic resonance imaging, that provides state-of-the-art healthcare equipment, facilities and services to physicians, hospitals and other healthcare providers. The Company (through its operating subsidiaries) currently operates


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seven imaging facilities located in Brooklyn and New York City, New
York; Edgewater, Ocean Township, Wayne and Secaucus, New Jersey and Philadelphia, Pennsylvania.
                                    (End)